UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2010

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On November 2, 2010, at the request of the Board of Directors (the “Board”) of Scientific Learning Corporation (the “Company”), two of the Company’s directors, Rodman W. Moorhead III and Lance R. Odden, agreed not to stand for re-election to the Board at the Company’s 2011 shareholders meeting.  The Board made this request in light of the election of two new directors, as described below, in order to return the size of the board to nine after the shareholders’ meeting.

(d)

At its November 2, 2010 meeting, the Company’s Board increased the number of authorized directors by two and appointed Shari Simon and Gayle A. Crowell, effective immediately, to fill the vacancies caused by this increase.

Since 2001, Ms. Crowell has served as an operational business consultant for Warburg Pincus, LLC, a private equity firm, in its technology software and internet services group.  From 1998 to 2001 she was the CEO and Chairman of RightPoint Corporation, which offered real-time personalization for Internet and call center markets.  Prior to RightPoint, she served as an executive at other leading software companies, including Oracle Corporation, View Star, Mosaix, Recognition International, DSC and Cubix Corporation.

Since 2006, Ms. Simon has served as the President and a Board member of the Moraga Education Foundation, a nonprofit organization that funds programs in Moraga, California public schools. From 1993 to 2006 Ms. Simon was at Oracle Corporation, serving in positions of steadily increasing responsibility. From 2001 to 2006, she served as Senior Vice President, Strategy, Oracle Services.

Ms. Crowell has been appointed to the Company’s Audit Committee and Ms. Simon to the Compensation Committee. Both will participate in the Company’s standard compensation program for non-employee directors, which has been previously disclosed.

The Company’s November 4, 2010 press release, which is filed with this report as Exhibit 99.1, announced these changes in the Company’s Board.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1 Press Release issued by the Company on November 4, 2010.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation
Date: November 4, 2010	By:	/s/ Linda L. Carloni
Title: SVP and General Counsel

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